EXHIBIT 11
STATEMENT RE COMPUTATION OF INCOME (LOSS) PER SHARE
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                      1996                        1995                       1994
                                             --------------------------  -------------------------  --------------------------
                                               SHARES        AMOUNT        SHARES       AMOUNT        SHARES        AMOUNT
                                             ------------  ------------  ------------ ------------  ------------  ------------

Weighted average number of
      shares and net income (loss)
      applicable to common stock               3,744,967   $    (5,498)    3,744,967  $       786     3,744,967   $    (1,463)

Stock options granted, assumed
      issued since date of grant                  43,300                      43,800                     40,900

Less shares assumed to have been
      purchased under the treasury
      stock method                               (43,300)                    (43,800)                   (40,900)
                                             ------------  ------------  ------------ ------------  ------------  ------------

                                               3,744,967       (5,498)     3,744,967          786     3,744,967        (1,463)

Per share, primary                                         $    (1.47)                $       .21                 $      (.39)
                                                           ============               ============                ============

Conversion of $1.80 convertible
      preferred shares                            59,028            27        59,028           27        59,028            27
                                             ------------  ------------  ------------ ------------  ------------  ------------

                                               3,803,995   $    (5,471)    3,803,995  $       813     3,803,995   $   (1,436)
                                             ============  ============  ============ ============  ============  ============

Per share, fully diluted                                   $     (1.44)(1)            $       .21                 $     (.38)(1)
                                                           ============               ============                ============


(1) For 1996 and 1994, loss per share, fully diluted is reported as $1.47 and $.39, respectively, in the consolidated financial statements because the effect of converting preferred shares is antidilutive.